Exhibit 99.1

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News Release

For information contact:
C. Brian Strickland	Lauren Harris
EVP, CFO, Treasurer & Corporate Secretary	Vice President, Marketing & Communications
(407) 650-1510	(407) 650-1205

CNL Hotels & Resorts Closes $200 Million Senior Secured Revolving Credit Facility
and Retires Senior Secured Term Loan

(ORLANDO, Fla.) October 5, 2005 - CNL Hotels & Resorts, Inc., the nation’s second largest hotel real estate investment trust, announced today the closing of a $200 million senior secured revolving credit facility. The variable rate revolver is secured by 25 hotel properties owned by CNL Hotels & Resorts and has a term of three years.

Approximately $69 million of the revolver was drawn at closing to retire the remaining balance of a $353 million senior secured term loan one year preceding its maturity, allowing CNL Hotels & Resorts to take advantage of lower interest rates and more flexible terms under the revolver. The revolver also provides the company with available capital for acquisitions, letters of credit and general corporate purposes.

“We are pleased to once again work with Bank of America and to have paid off our senior term loan in advance of its scheduled maturity,” stated C. Brian Strickland, executive vice president and chief financial officer of CNL Hotels & Resorts. “This revolver enhances our financial flexibility and complements our strategy to recycle capital as we continue to harvest value from our underlying hotel portfolio.”

The new facility was arranged by Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager and is led by Bank of America, N.A. as Administrative Agent. The syndicate of participating financial institutions also includes Barclay’s Capital, Calyon New York Branch, Citibank North America Inc., Deutsche Bank Trust Company Americas and Wachovia Bank NA.

About CNL Hotels & Resorts, Inc.

CNL Hotels & Resorts, Inc. owns one of the most distinctive portfolios in the lodging industry. With a focus on luxury resorts and upper-upscale properties, the company has approximately $5.8 billion in total assets with 94 hotels and resorts across North America that operate under independent brands and corporate brands such as Marriott, Hilton and Hyatt. For more information, please visit www.cnlhotels.com.

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Safe Harbor Statement
Certain statements and information included in this release may constitute “forward-looking statements” within the meaning of the federal securities laws and regulations. These forward-looking statements are based on current expectations, estimates and projections about future events, including the risk of a change in the interest rate of the $200 million credit facility (the "Revolver"), the ability to refinance the Revolver following its maturity and the anticipated use of the remaining amounts under the Revolver. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CNL Hotels & Resorts, Inc. (the “Company”) to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. These risks are discussed in the Company’s SEC filings, including its annual report on Form 10-K for the year ended December 31, 2004, as amended. The Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.